Exhibit 99.1

August 24, 2004	PR04-15

CANYON RESOURCES UPDATES STATUS OF DELAYED
SECOND QUARTER REPORT ON FORM 10-Q

     GOLDEN, CO—Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, previously announced that it would not timely file its Second Quarter Report on Form 10-Q. The Company is continuing to review the appropriateness under generally accepted accounting principles of its impairment model for evaluating the Briggs Mine assets for possible impairment under SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”. The Company estimates it will complete this process, and if necessary, test the Briggs Mine assets for possible impairment and then file its Second Quarter Report within the next two weeks.

     If the Briggs Mine assets are impaired, the likely impairment would have occurred in prior years and is not likely to affect the results of the current quarter. Although the following financial information is subject to finalization, the Company expects a net loss of $2.3 million or $0.08 per share for the three months ended June 30, 2004 compared to a restated* net loss of $3.0 million or $0.14 per share for the comparable period of 2003. Revenues during the second quarter of 2004 were $5.8 million compared to $3.4 million for the same period of 2003.

     For the three months ended June 30, 2004, the Company sold 14,805 ounces of gold at an average price of $394 per equivalent gold ounce. For the comparable period of 2003, the Company sold 9,681 ounces of gold and 4,043 ounces of silver at an average realized price of $350 per equivalent gold ounce. The New York Commodity Exchange (COMEX) gold price averaged $393 and $347 per ounce for the three months ended June 30, 2004 and 2003, respectively.

     The Company had cash and cash equivalents of $9.1 million at June 30, 2004.

*	The Company previously restated its Form 10-K for 2003 to account for its stock option plans using variable plan accounting.

     Actual results may differ materially from any forward-looking statement whether expressed or implied in this news release. The following risks and uncertainties which could cause actual results to vary include, but are not limited to: speculative nature of mineral exploration, precious metals prices, production and reserve estimates, production costs, cash flows, environmental and governmental regulations, availability of financing, judicial proceedings and force majeure events. Most of these factors are beyond the Company’s ability to control or predict.

FOR FURTHER INFORMATION
CONTACT:
Richard H. De Voto, President	or	Gary C. Huber
(303) 278-8464		Vice President-Finance
www.canyonresources.com